UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No.     )*

CANADA SOUTHERN PETROLEUM LTD.

(Name of Issuer)

Limited Voting Shares, $1 (Canadian) per share

(Title of Class of Securities)

135231-10-8

(CUSIP Number)

Fred Schutzman, on behalf of
The Canso Shareholder Group described herein
c/o Jeffrey M. Stoler, Esq.
Gadsby Hannah LLP
225 Franklin Street
Boston, Massachusetts  02110
Telephone:  (617) 345-7011

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 19, 2004

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 135231-10-8

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John Aftyka

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,250

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,250

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,250

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Asling & Hoffman, Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Ohio

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,500

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,500

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Anthony Barrett

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 8,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 8,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Warren F. Bates

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 5,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 5,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kevin D. Benson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,300

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,300

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,300

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Robert D. Brown

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 15,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 15,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Joyce P. Burris

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,932

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,932

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,932

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Carroll E. Claeys

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John T. Colombo

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,600

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,600

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,600

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Elizabeth Dalrymple

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jessica M. Dalrymple

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,530

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,530

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,530

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John E. Dalrymple

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 20,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 20,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,530

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .2%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) William R. Davidson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 8,043

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 8,043

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,043

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Robin Daview

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 4,525

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 4,525

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,525

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Mike Davis

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 8,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 8,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) S. Allen Deak

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,366

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,366

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,366

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ronald G. Ditmars, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 500

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 500

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 500

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Robert J. Doherty

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 15,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 15,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Charles W. Donlon

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John J. Eschrich

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 12,797

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 12,797

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,797

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Marilyn Eschrich

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ted W. Eschrich

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 527

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 527

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 527

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Gail Filbin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 163

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 163

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 163

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Patrick and Gayle Filbin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 113

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 113

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 113

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Hazel C. Harron

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth J. Hartlein

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 8,677

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 8,677

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,677

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Dr. Daniel Hertz

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 3,492

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 3,492

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,492

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Howard J. and Mary N. Hilton Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Mary Jo Hobe

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Larry S. Jenkins

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 20,250

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 20,250

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,250

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Richard M. Johnson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 7,770

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 7,770

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,770

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Robert M. Johnston

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 4,100

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 4,100

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,100

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Peter E. Karlsson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 6,922

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 6,922

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,922

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Harry E. Kirk

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 7,100

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 7,100

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,100

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Edward A. Kucler

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John R. Kunze

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 349

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 349

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 349

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Charles E. Lake

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 7,000

	8.	Shared Voting Power 1,600

	9.	Sole Dispositive Power 7,000

	10.	Shared Dispositive Power 1,600

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,600

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Virgil W. Lane

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 42,014

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 42,014

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 42,014

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .3%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Thomas Lewis

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Susan M. Long

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 12,300

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 12,300

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,300

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Gregory Lubar

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 5,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 5,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul Lubar

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 6,664

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 6,664

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,664

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Charles Lundy

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 97,503

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 97,503

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 97,503

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .7%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Howard M. Magrab

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 11,500

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 11,500

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,500

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Todd Malkoff

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 47,643

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 47,643

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 47,643

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Arthur H. Matson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,500

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,500

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,500

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) USA

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Charles Meek

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 30,200

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 30,200

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,200

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .2%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jerry N. & Nancy A. Mix

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jack K. Moore

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 48,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 48,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 48,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .3%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ed Muserlian

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 560

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 560

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 560

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jerry S. Patey

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 25,148

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 25,148

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,148

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .2%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Persimmon Capital Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization TX

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 22,500

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 22,500

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,500

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .2%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Karl L. Peterson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 10,800

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 10,800

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,800

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Steve Potocny

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 800

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 800

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 800

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Chris Powell

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,100

	8.	Shared Voting Power 5,700

	9.	Sole Dispositive Power 2,100

	10.	Shared Dispositive Power 5,700

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,800

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Dolores J. Pritts

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Gary A. Robb

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 41,185

	8.	Shared Voting Power 1,164

	9.	Sole Dispositive Power 41,185

	10.	Shared Dispositive Power 1,164

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 42,349

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .3%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Marvin Rosen

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 31,800

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 31,800

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,800

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .2%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Gerald B. Rosenthal

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 110,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 110,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 110,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .8%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Rich Rosenthal

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,100

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,100

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,100

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sherwin Rubin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Michael Ryan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 23,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 23,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .2%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) David J. Saland

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 11,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 11,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Todd Schongalla

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 10,650

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 10,650

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,650

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fred Schutzman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 55,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 55,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .4%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Robert F. Skaff

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 20,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 20,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Barbara Soberay

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 3,750

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 3,750

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,750

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Andrew J. Szabo

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Carolyn Tracy

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 20,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 20,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Edward Tracy

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 11,500

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 11,500

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,500

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Charles Varnon

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 4,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 4,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Gregory J. Vislocky

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 41,150

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 41,150

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 41,150

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .3%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Wayne E. Vitatoe

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 21,500

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 21,500

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 21,500

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) George Vogel

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,550

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,550

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,550

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jane E. Walsh

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 700

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 700

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 700

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Guy E. and Linda L. Wampler

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 50,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 50,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .3%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Joseph Weintraub

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 5,400

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 5,400

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,400

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Diethelm Wendler

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 17,830

	8.	Shared Voting Power 2,000

	9.	Sole Dispositive Power 17,830

	10.	Shared Dispositive Power 2,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,830

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Winters Family 4 LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization NY

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 8,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 8,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) .1%

14.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Thomas E. Wright

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Leo Young

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 3,550

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 3,550

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,550

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) <.1%

14.	Type of Reporting Person (See Instructions) IN

Item 1.	Security and Issuer
Limited Voting Shares, $1 (Canadian) per share of Canada Southern Petroleum Ltd., with principal executive offices at 150, 706 — 7th Avenue, S.W., Calgary, Alberta, Canada T2P 0Z1.

Item 2.	Identity and Background
See Exhibit A.

Item 3.	Source and Amount of Funds or Other Consideration
See Cover Pages and Exhibit A.

Item 4.	Purpose of Transaction

The Canso Shareholder Group has acquired the securities subject to this report for investment purposes.  There are no plans of the Canso Shareholder Group to promote to themselves or others:  (a) the acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer; (b) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries; (c) any sale or transfer of a material amount of assets of the issuer or any of its subsidiaries; (d) any material change in the present capitalization or dividend policy of the issuer; (e) any change resulting in or causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (e) any class of equity securities of the issuer to become eligible for termination of registration pursuant to Section 12(g)(4) of the Act; (f) any changes in the issuer’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person; or (g) any action similar to any of those enumerated above.  The Canso Shareholder Group, however, is engaged in the consideration of all options potentially available with a view to maximizing shareholder value and may amend this Schedule 13D at any time that firm plans to engage in any of the foregoing become a goal of the Canso Shareholder Group.

The Canso Shareholder Group is interested in promoting the election of one or more directors to the Board of Directors of the issuer for the sole purpose of maximizing shareholder value, and in any changes to the issuer’s corporate structure, including the issuer’s charter, bylaws or instruments corresponding thereto, that might facilitate that interest.

Item 5.	Interest in Securities of the Issuer
(a) Aggregate Shares held by Canso Shareholder Group: 1,040,643 shares; 7.2%. See Cover Pages for individual holdings.

(b) See Cover Pages.

(c) Guy E. Wampler sold 22,679 shares on October 28 in market transactions at an average price of $6.96 per share; Warren Bates sold 1,000 shares on October 20 in market transactions at an average price of $5.15 per share; William Davidson purchased 500 shares on October 4 in market transactions at an average price of $4.99 per share; Carolyn Tracy sold 1,000 shares on October 4 in market transactions at an average price of $4.96 per share; Edward Tracy sold 500 shares on October 4 in market transactions at an average price of $4.96 per share; Joseph Weintraub sold 200 shares on September 30 in market transactions at an average price of $4.52 per share and another 200 shares at an average price of $4.51 per share.

(d) None

(e) N/A
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
None

Item 7.	Material to Be Filed as Exhibits
None

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 22, 2004
Date
/s/ Fred Schutzman
Signature
Fred Schutzman, Individually and by Power of Attorney for each Member, attached
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

Exhibit A

Name	Address	Present Principal Occupation (unless otherwise stated, address is same as stated in prior column)	Cost Basis of Securities Held

John Aftyka	63 Ellen Avenue Mahopac, NY 10541	Heating Technician, Burke Heat, 375 Commerce St., Hawthorne, NY	$5,020.00
Asling & Hoffman, Inc.	c/o William Beyer, as sole executive officer, stockholder and director 202 Fourth Avenue Berea, OH 44017	Insurance sales	$13,507.31
Anthony Barrett	24441 W. Chardon Road Grayslake, IL 60030	Self-employed subcontractor	$60,000.00
Warren F. Bates	5290 Joseph Lane San Jose, CA 95118	Retired	$30,000.00
Kevin D. Benson	533 School Way Louisville, KY 40214	Chemical Operator, Rohm & Haas, 4300 Camp Ground Road, Louisville, KY 40216	$7,126.00
Robert D. Brown	3100 Shasta Ct., N.E. Cedar Rapids, IA 52402	Retired	$127,500.00
Joyce P. Burris	P.O. Box 609 Breckenridge, TX 76424	Retired	$17,719.76
Carroll E. Claeys	1604 47th Street, N.E. Cedar Rapids, IA	Retired	$2,775.00
John T. Colombo	4811 Haymarket Drive Virginia Beach, VA 23462	Retired	$13,600.00
Elizabeth Dalrymple	20 David’s Way Bedford Hills, NY 10507	Housewife	$9,800.00
Jessica M. Dalrymple	20 David’s Way Bedford Hills, NY 10507	Artist Independent Contractor	$12,650.00
John E. Dalrymple	20 David’s Way Bedford Hill, NY 10507	Law Partner, Dalrymple & Dalrymple, LLP, 235 Mamaroneck Avenue, White Plains, NY 10605	$92,488.00
William R. Davidson	P. O. Box 1386 Friendswood, TX 77549	Retired	$40,782.12
Robin Davies	25 Scott Drive Merrimack, NH 03054	Sonographer, St. Joseph’s Hospital, 172 Kinsley Street, Nashua, NH 03060	$25,800.00
Mike Davis	1150 W. Prince Road #21 Tucson, AZ 85705	Retired	$30,163.22
S. Allen Deak	c/o Target Systems, Inc. 7819 Freeway Circle Middleburg Hts., OH 44130	President of Target Systems, Inc.	$8,748.24
Ronald G. Ditmars, Jr.	7075 English Creek Ave. Egg Harbor, NJ 08234	Consultant, R.G. Ditmars & Co., 7075 English Creek Avenue, Egg Harbor Township, NJ 08234	$3,010.45
Robert J. Doherty	10 George Street Barrington, RI 02806	Patent Attorney, 10-11 George Street, Barrington, RI 02806	$77,000.00
Charles W. Donlon	314 Cornell Avenue Endicott, NY 13760	Retired	$11,000.00

Name	Address	Present Principal Occupation (unless otherwise stated, address is same as stated in prior column)	Cost Basis of Securities Held
John J. Eschrich	5641 Sussex Road Troy, MI 48098	Retired	$55,810.00
Marilyn Eschrich	5641 Sussex Road Troy, MI 48098	Homemaker	$8,444.00
Ted W. Eschrich	902 Hilldale Royal Oak, MI 48067	Self-Employed	$2,985.00
Gayle Filbin	5144 Hollow Ct. Bloomfield Hills, MI 48302	Dairy Sales	$748.00
Patrick and Gayle Filbin	5144 Hollow Ct. Bloomfield Hills, MI 48302	Gayle: Dairy Sales; Patrick: Law Practice	$722.00
Hazel C. Harron	16023 Buccaneer Lane Houston, TX 77062	None	$10,989.83
Kenneth J. Hartlein	2 Langeveld Drive Freehold, NJ 07728	Technical Director, Computer Sciences Corporation, 15 Christopher Way, Eatontown, NJ 07724	$44,000.00
Dr. Daniel Hertz	451 Harrison Avenue Harrison, NY 10528	Physician	$13,000.00
Howard J. and Mary N. Hilton Trust	425 Golden Beach Blvd. Venice, FL 34285	Retired	$6,000.00
Mary Jo Hobe	10087 Oak Branch Trail Strongsville, OH 44149	None	$13,409.00
Larry S. Jenkins	6017 Laurel Knoll Drive Pleasant Gardens, NC 27313	Retired	$127,810.00
Richard M. Johnson	6820 Compton Heights Circle Clifton, VA 20124	Retired	$33,103.66
Robert M. Johnston	4945 Columbus Avenue Bellingham, WA 98229	Gould Electronics, Western Regional Sales Manager, 1600 Kentucky — AW7, Bellingham, WA 98229	$20,000.00
Peter E. Karlsson	271 Bailey Road Holden, MA 01520	Vocational Disability Examiner, Commonwealth of MA, 22 Front Street, Worcester, MA 01614	$35,994.40
Harry E. Kirk	P. O. Box 59 Pinopolis, SC 29469	Retired	$37,669.94
Edward A. Kucler	493 Cranston Drive Berea, OH 44017	Registered investment advisor, Kucler Financial Services, Inc.	$3,661.00
John R. Kunze	c/o Brooks & Stafford 75 Public Square Cleveland, OH 44113	Insurance sales, Brooks & Stafford	$2,330.76
Charles E. Lake	400 E. Tyler Richardson, TX 75081-6043	Retired	$48,000.00
Virgil W. Lane	18900 Spring Drive Sonoma, CA 95476	Retired	$262,590.00
Thomas Lewis	17906 Silverleaf Flint, TX 75762	Retired	$11,000.00
Susan M. Long	18 Locust Road Merton, PA 19070	None	$70,000.00
Gregory Lubar	1810 Randolph Street NW Washington, DC 20011	Commercial Real Estate Broker, The Stubach Company, 401 9th St. NW, Washington, DC 20004	$23,135.00
Paul Lubar	2015 O Street, NW Washington DC 20036	Retired	$27,117.00

Name	Address	Present Principal Occupation (unless otherwise stated, address is same as stated in prior column)	Cost Basis of Securities Held
Charles Lundy	44 Cherry Street Floral Park, NY 11001-3341	Utility Worker, Keyspan Energy, One Metrotek Center, Brooklyn, NY 11201	$531,531.00
Howard M. Magrab	2045 Londonderry Drive Allen, TX 75013	Senior Program Manager Alcatel USA	$53,187.00
Todd Malkoff	10015 Leafy Avenue Silver Spring, MD 20910	Teacher, Montgomery County Public Schools, Rockville, MD	$227,100.00
Arthur H. Matson	7523 Piney Branch Road Richmond, VA 23225	Retired	$8,000.00
Charles Meek	5713 Sam Houston Circle Austin, TX 78731	Investor	$128,600
Jerry N. & Nancy A. Mix	3233 Bay Landing Drive Westlake, OH 44145	Retired	$7,793.45
Jack K. Moore	2622 N. Avenida Valiente Tucson, AZ 85715	Retired	$307,000.00
Ed Muserlian	258 Welch Way Westfield, NJ 07090	Software Consultant, Hye Level Software, Inc.	$2,500.00
Jerry S. Patey	1544 Golden Oaks Loop S Southaven, MS 38671	Government Employed, Physician, Veterans Administration, Southhaven, MS	$80,000.00
Persimmon Capital Partners, L.P.	5713 Sam Houston Circle Austin, TX 78731	Investments	$98,500.00
Karl L. Peterson	P.O. Box 103 Fox Island, WA 98333	Retired	$77,386.30
Steve Potocny	4374 Yosemite Street Carlsbad, CA92008	Engineering Manager San Diego	$2,600.00
Chris Powell	7 Villa Louisa Road Manchester, CT 06043	Managing Editor, Journal Inquirer, 306 Progress Drive, Manchester, CT 06045-0510	$33,747.00
Dolores J. Pritts	1120 E. Laurel Avenue #41 Foley, AL 36535	Retired	$2,187.50
Gary A. Robb	3858 Roble Vista Drive Los Angeles, CA 90027	Retired	$213,402.00
Marvin Rosen	175 Pine Street Medfield, MA 02052	Surgeon, Orthopedic Surgery of Quincy, 909 Hancock Street, Quincy, MA	$206,700.00
Gerald B. Rosenthal	One Woodcut Lane Sands Point, NY 11050	Retired	$550,000.00
Rick Rosenthal	1491 Winslow Drive Yorktown, NY 10598	Computer Engineer Jupitermedia Corp. 23 Old Kings Hwy Darien, CT 06820	$11,000.00
Sherwin Rubin	5117 Cory Court Arlington, TX 76017	Retired	$8,140.00
Michael Ryan	P.O. Box 769 Mahopac, NY 10541	Retired	$126,500.00
David J. Saland	1833 Main Road Jamesport, NY 11947	Saland Real Estate 1833 Main Road Jamesport, NY 11947	50,000.00
Todd Schongalla	207 Calef Hill Road Sanbornton, NH 03269	Teacher/Administrator Sant Bani School 19 Ashram Road Sanborton, NH 03269	$52,500.00
Fred Schutzman	59 River Oaks Circle Baltimore, MD 21208	Retired	$220,600.00

Name	Address	Present Principal Occupation (unless otherwise stated, address is same as stated in prior column)	Cost Basis of Securities Held
Robert F. Skaff	171 Woodland Road Hampton, NH 03842	Investor, Individual	$130,000.00
Barbara Soberay	10523 Greenhaven Pkwy. Brecksville, OH 414141	Homemaker	$20,000.00
Andrew J. Szabo	18 Locust Road Merton, PA 19070	Insurance broker, health, life, accident Szabo & Associates, Inc. President	$6,000.00
Carolyn Tracy	18 Edwards Street, 1B Roslyn Hgts, NY 11577	Bookkeeper, Water Authority of Great Neck, NY	$110,000.00
Edward Tracy	18 Edwards Street, 1B Roslyn Hgts, NY 11577	Teacher, St. Mary’s High School Manhasset, NY 10030	$62,000.00
Charles Varnon	10407 Chestertown Dallas, TX 75238	Retired	$20,000.00
Gregory J. Vislocky	16809 Quail Court Lake Osewego, OR 97034	Employee, Prestige Care Inc., 7700 N.E. Parkway Dr. #300 Vancouver, WA 98662	$200,000.00
Wayne E. Vitatoe	805 Glen Garry Drive Flower Mound, TX 75022	Retired: US Postal Service	$75,000.00
George Vogel	2828 Connecticut Avenue Suite 705 Washington, DC 20008	Retired	$12,500.00
Jane E. Walsh	16105 Dunblaine Beverly Hills, MI 48025	Sales, Allstate Insurance	$3,850.00
Guy E. and Linda L. Wampler	1170 Oakmont Drive Lancaster, PA 17601	Retired	$259,015.67
Joseph Weintraub	240 Central Park South #16B New York, NY 10019	Retired	$25,000.00
Diethelm Wendler	22 Clifton Place Glen Rock, NJ 07452	Retired	$109,065.00
Winters Family 4 LLC	11 Pine Drive Washington, NY 11050	Investments	$6,000.00
Thomas E. Wright	2631 Lemaister Wenatchee, WA 98801	Teacher, Wenatcher School Dist., 235 Sunset Wenatcher, WA98801	$5,900.00
Leo Young	9 Stone Gate Court Baltimore, MD 21208	Retired	$20,000.00

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: John Aftyka

Signature:	/s/ John Aftyka

Office:
(if Member is not an individual)

Date:	October 13, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Asling & Hoffman, Inc.

Signature:	/s/ William Beyer

Office:	President
(if Member is not an individual)

Date:	October 30, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Anthony Barrett

Signature:	/s/ Anthony Barrett

Office:
(if Member is not an individual)

Date:	October 30, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Warren F. Bates

Signature:	/s/ Warren F. Bates

Office:
(if Member is not an individual)

Date:	October 6, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Kevin D. Benson

Signature:	/s/ Kevin D. Benson

Office:
(if Member is not an individual)

Date:	September 7, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Robert D. Brown

Signature:	/s/ Robert D. Brown

Office:
(if Member is not an individual)

Date:	September 10, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Joyce P. Burris

Signature:	/s/ Joyce P. Burris

Office:
(if Member is not an individual)

Date:	September 11, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Carroll E. Claeys

Signature:	/s/ Carroll E. Claeys

Office:
(if Member is not an individual)

Date:	September 22, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: John T. Colombo

Signature:	/s/ John T. Colombo

Office:
(if Member is not an individual)

Date:	October 4, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Elizabeth Dalrymple

Signature:	/s/ Elizabeth Dalrymple

Office:
(if Member is not an individual)

Date:	September 27, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Jessica M. Dalrymple

Signature:	/s/ Jessica M. Dalrymple

Office:
(if Member is not an individual)

Date:	September 29, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: John E. Dalrymple

Signature:	/s/ John E. Dalrymple

Office:
(if Member is not an individual)

Date:	September 29, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: William R. Davidson

Signature:	/s/ William R. Davidson

Office:
(if Member is not an individual)

Date:	October 15, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Robin Davies

Signature:	/s/ Robin Davies

Office:
(if Member is not an individual)

Date:	September 28, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Mike Davis

Signature:	/s/ Mike Davis

Office:
(if Member is not an individual)

Date:	October 1, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: S. Allen Deak

Signature:	/s/ S. Allen Deak

Office:
(if Member is not an individual)

Date:	November 2, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Ronald G. Ditmars, Jr.

Signature:	/s/ Ronald G. Ditmars, Jr.

Office:
(if Member is not an individual)

Date:	August 26, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Robert J. Doherty

Signature:	/s/ Robert J. Doherty

Office:
(if Member is not an individual)

Date:	August 28, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Charles W. Donlon

Signature:	/s/ Charles W. Donlon

Office:
(if Member is not an individual)

Date:	October 1, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: John J. Eschrich

Signature:	/s/ John J. Eschrich

Office:
(if Member is not an individual)

Date:	August 23, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Marilyn Eschrich

Signature:	/s/ Marilyn Eschrich

Office:
(if Member is not an individual)

Date:	September 6, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Ted W. Eschrich

Signature:	/s/ Ted W. Eschrich

Office:
(if Member is not an individual)

Date:	September 7, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Gayle Filbin

Signature:	/s/ Gayle Filbin

Office:
(if Member is not an individual)

Date:	September 6, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Patrick and Gayle Filbin

Signature:	/s/ Patrick and Gayle Filbin

Office:
(if Member is not an individual)

Date:	September 6, 2004

101

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Hazel C. Harron

Signature:	/s/ Hazel C. Harron

Office:
(if Member is not an individual)

Date:	October 16, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Kenneth J. Hartlein

Signature:	/s/ Kenneth J. Hartlein

Office:
(if Member is not an individual)

Date:	September 21, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Dr. Daniel Hertz

Signature:	/s/ Dr. Daniel Hertz

Office:
(if Member is not an individual)

Date:	September 30, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Howard J. and Mary N. Hilton Trust

Signature:	/s/ Howard J. Hilton Mary N. Hilton

Office:
(if Member is not an individual)

Date:	September 21, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Mary Jo Hobe

Signature:	/s/ Mary Jo Hobe

Office:
(if Member is not an individual)

Date:	October 30, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Larry S. Jenkins

Signature:	/s/ Larry S. Jenkins

Office:
(if Member is not an individual)

Date:	August 21, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Richard M. Johnson

Signature:	/s/ Richard M. Johnson

Office:
(if Member is not an individual)

Date:	September 21, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Robert M. Johnston

Signature:	/s/ Robert M. Johnston

Office:
(if Member is not an individual)

Date:	September 28, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Peter E. Karlsson

Signature:	/s/ Peter E. Karlsson

Office:
(if Member is not an individual)

Date:	October 18, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Harry E. Kirk

Signature:	/s/ Harry E. Kirk

Office:
(if Member is not an individual)

Date:	November 1, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Edward A. Kuller

Signature:	/s/ Edward A. Kuller

Office:
(if Member is not an individual)

Date:	October 31, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: John R. Kunze

Signature:	/s/ John R. Kunze

Office:
(if Member is not an individual)

Date:	October 28, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Charles E. Lake

Signature:	/s/ Charles E. Lake

Office:
(if Member is not an individual)

Date:	October 23, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Virgil W. Lane

Signature:	/s/ Virgil W. Lane

Office:
(if Member is not an individual)

Date:	August 23, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Thomas Lewis

Signature:	/s/ Thomas Lewis

Office:
(if Member is not an individual)

Date:	September 5, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Susan M. Long

Signature:	/s/ Susan M. Long

Office:
(if Member is not an individual)

Date:	September 22, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Gregory Lubar

Signature:	/s/ Gregory Lubar

Office:
(if Member is not an individual)

Date:	October 5, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Paul Lubar

Signature:	/s/ Paul Lubar

Office:
(if Member is not an individual)

Date:	August 20, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Charles Lundy

Signature:	/s/ Charles Lundy

Office:
(if Member is not an individual)

Date:	October 4, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Howard M. Magrab

Signature:	/s/ Howard M. Magrab

Office:
(if Member is not an individual)

Date:	September 28, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Todd Malkoff

Signature:	/s/ Todd Malkoff

Office:
(if Member is not an individual)

Date:	August 20, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Arthur H. Matson

Signature:	/s/ Arthur H. Matson

Office:
(if Member is not an individual)

Date:	September 2, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Charles Meek

Signature:	/s/ Charles Meek

Office:
(if Member is not an individual)

Date:	September 21, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Jerry N. and Nancy A. Mix

Signature:	/s/ Jerry N. and Nancy A. Mix

Office:
(if Member is not an individual)

Date:	October 30, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Jack K. Moore

Signature:	/s/ Jack K. Moore

Office:
(if Member is not an individual)

Date:	September 20, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Ed Muserlian

Signature:	/s/ Ed Muserlian

Office:
(if Member is not an individual)

Date:	August 22, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Jerry S. Patey

Signature:	/s/ Jerry S. Patey

Office:
(if Member is not an individual)

Date:	October 6, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Persimmon Capital Partners, L.P.

Signature:	/s/ Charles Meek

Office:	General Partner
(if Member is not an individual)

Date:	September 18, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Karl L. Peterson

Signature:	/s/ Karl L. Peterson

Office:
(if Member is not an individual)

Date:	September 11, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Steve Potocny

Signature:	/s/ Steve Potocny

Office:
(if Member is not an individual)

Date:	October 7, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Chris Powell

Signature:	/s/ Chris Powell

Office:
(if Member is not an individual)

Date:	August 31, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Dolores J. Pritts

Signature:	/s/ Dolores J. Pritts

Office:
(if Member is not an individual)

Date:	October 7, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Gary A. Robb

Signature:	/s/ Gary A. Robb

Office:
(if Member is not an individual)

Date:	September 30, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Marvin Rosen

Signature:	/s/ Marvin Rosen

Office:
(if Member is not an individual)

Date:	August 20, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Gerald B. Rosenthal

Signature:	/s/ Gerald B. Rosenthal

Office:
(if Member is not an individual)

Date:	September 16, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Rick Rosenthal

Signature:	/s/ Rick Rosenthal

Office:
(if Member is not an individual)

Date:	September 28, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Sherwin Rubin

Signature:	/s/ Sherwin Rubin

Office:
(if Member is not an individual)

Date:	October 26, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Michael Ryan

Signature:	/s/ Michael Ryan

Office:
(if Member is not an individual)

Date:	September 7, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: David J. Saland

Signature:	/s/ David J. Saland

Office:
(if Member is not an individual)

Date:	September 21, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Todd Schongalla

Signature:	/s/ Todd Schongalla

Office:
(if Member is not an individual)

Date:	September 7, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Fred Schutzman

Signature:	/s/ Fred Schutzman

Office:
(if Member is not an individual)

Date:	September 1, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Robert F. Skaff

Signature:	/s/ Robert F. Skaff

Office:
(if Member is not an individual)

Date:	August 18, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Barbara Soberay

Signature:	/s/ Barbara Soberay

Office:
(if Member is not an individual)

Date:	October 1, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Andrew J. Szabo

Signature:	/s/ Andrew J. Szabo

Office:
(if Member is not an individual)

Date:	September 22, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Carolyn Tracy

Signature:	/s/ Carolyn Tracy

Office:
(if Member is not an individual)

Date:	October 5, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Edward Tracy

Signature:	/s/ Edward Tracy

Office:
(if Member is not an individual)

Date:	October 5, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Charles Varnon

Signature:	/s/ Charles Varnon

Office:
(if Member is not an individual)

Date:	September 20, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Gregory J. Vislocky

Signature:	/s/ Gregory J. Vislocky

Office:
(if Member is not an individual)

Date:	November 1, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Wayne E. Vitatoe

Signature:	/s/ Wayne E. Vitatoe

Office:
(if Member is not an individual)

Date:	October 23, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: George Vogel

Signature:	/s/ George Vogel

Office:
(if Member is not an individual)

Date:	September 1, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Jane E. Walsh

Signature:	/s/ Jane E. Walsh

Office:
(if Member is not an individual)

Date:	September 6, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Guy E. and Linda L. Wampler

Signature:	/s/ Guy E. and Linda L. Wampler

Office:
(if Member is not an individual)

Date:	August 30, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Joseph Weintraub

Signature:	/s/ Joseph Weintraub

Office:
(if Member is not an individual)

Date:	October 7, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Diethelm Wendler

Signature:	/s/ Diethelm Wendler

Office:
(if Member is not an individual)

Date:	September 4, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Winters Family 4 LLC

Signature:	/s/ Alan Winters

Office:
(if Member is not an individual)

Date:	September 5, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Thomas E. Wright

Signature:	/s/ Thomas E. Wright

Office:
(if Member is not an individual)

Date:	October 25, 2004

Power of Attorney

The undersigned constitutes and appoints Fred Schutzman as his/her/its attorney-in-fact and agent, with full power of substitution, to sign for him/her/it and in his/her/its name, any Schedule 13D on behalf of a Group of stockholders of Canada Southern Petroleum Ltd., a Nova Scotia corporation, and any amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name of Member: Leo Young

Signature:	/s/ Leo Young

Office:
(if Member is not an individual)

Date:	September 7, 2004